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Offer to Purchase
All Outstanding Shares of Common Stock (and the Associated Preferred Share Purchase Rights)
of
Information Resources, Inc.
at
$3.30 Net Per Share In Cash, Plus One Contingent Value Right Certificate
Per Share Representing the Right to an Amount Equal to a Portion of
Any Potential Proceeds of an Antitrust Lawsuit
by
Gingko Acquisition Corp.,
a wholly owned subsidiary of
Gingko Corporation,
a company formed by
Symphony Technology II-A, L.P.,
Symphony Technology II GP, LLC,
Romesh Wadhwani
and affiliates of
Tennenbaum & Co., LLC
and by
Information Resources, Inc. Litigation
Contingent Payment Rights Trust

September 8, 2003

To Brokers, Dealers, Commercial Banks, Trust Companies and Other Nominees:

        We have been appointed by Gingko Acquisition Corp. ("Purchaser"), a Delaware corporation and a wholly owned subsidiary of Gingko Corporation, to act as Information Agent in connection with its offer to purchase all outstanding shares of common stock, par value $0.01 per share, and the associated preferred share purchase rights of Information Resources, Inc., a Delaware corporation. Purchaser is offering $3.30 per share, net to the seller in cash, without interest, plus one contingent value right certificate per share representing the right to receive an amount equal to a portion of any potential proceeds of an existing antitrust lawsuit, upon the terms and subject to the conditions set forth in Purchaser's Offer to Purchase dated September 8, 2003 and the related Letter of Transmittal.

        For your information and for forwarding to your clients for whom you hold shares registered in your name or in the name of your nominee, we are enclosing the following documents:

  •
  Offer to Purchase dated September 8, 2003;

  •
  Letter of Transmittal, including a Substitute Form W-9, for your use and for the information of your clients;

  •
  Notice of Guaranteed Delivery to be used to accept Purchaser's offer if your client's shares cannot be delivered, whether by delivery of the share certificates or by book-entry transfer, to LaSalle Bank National Association, the Depositary for the offer, by October 10, 2003 (or, if the offer is extended, such later expiration date);

  •
  A form of letter which may be sent to your clients for whose accounts you hold Information Resources, Inc. shares registered in your name or in the name of your nominee, with space provided for obtaining those clients' instructions with regard to the offer;

  •
  Guidelines for Certification of Taxpayer Identification Number on Substitute Form W-9 providing information relating to back-up federal income tax withholding;

  •
  The Registration Statement on Form S-4 of Information Resources, Inc. Litigation Contingent Payment Rights Trust, filed with the U.S. Securities and Exchange Commission on September 8, 2003, relating to the issuance of contingent value right certificates;

  •
  A letter dated September 8, 2003 from Purchaser to all stockholders of Information Resources, Inc. in connection with Purchaser's offer; and

  •
  Return envelope addressed to the Depositary.

        WE URGE YOU TO CONTACT YOUR CLIENTS AS PROMPTLY AS POSSIBLE.

        THE OFFER AND WITHDRAWAL RIGHTS EXPIRE AT 12:00 MIDNIGHT, NEW YORK CITY TIME, ON OCTOBER 10, 2003, UNLESS THE OFFER IS EXTENDED.

        Purchaser will not pay any fees or commissions to any broker, dealer or other person (other than the Information Agent or the Depositary as described in the Offer to Purchase) for soliciting tenders of Information Resources, Inc. shares pursuant to the offer. Upon request, Purchaser will, however, reimburse brokers, dealers, banks and trust companies for reasonable and necessary costs and expenses incurred by them in forwarding materials to their customers. Purchaser will pay all stock transfer taxes applicable to its purchase of Information Resources, Inc. shares pursuant to the offer, subject to Instruction 6 of the Letter of Transmittal.

        In order to accept the offer, you should (i) send the Depositary certificates for the tendered shares or complete the procedure for delivery by book-entry transfer and (ii) send a duly executed and properly completed Letter of Transmittal with any required signature guarantee (unless the confirmation of book-entry transfer received by the Depositary includes an Agent's Message (as defined in Section 3 of the Offer to Purchase)) and any other required documents, by 12:00 Midnight, New York City time, on October 10, 2003.

        Any inquiries you may have with respect to the offer should be addressed to, and additional copies of the enclosed materials may be obtained from, the Depositary or the undersigned at the addresses and telephone numbers set forth on the back cover of the Offer to Purchase.

Very truly yours,
MACKENZIE PARTNERS, INC.

        NOTHING CONTAINED IN THIS LETTER OR IN THE ENCLOSED DOCUMENTS SHALL (A) MAKE YOU AN AGENT OF GINGKO ACQUISITION CORP., GINGKO CORPORATION, INFORMATION RESOURCES, INC. LITIGATION CONTINGENT PAYMENT RIGHTS TRUST, THE INFORMATION AGENT OR THE DEPOSITARY, OR (B) AUTHORIZE YOU OR ANY OTHER PERSON TO USE ANY DOCUMENT OR MAKE ANY STATEMENT ON BEHALF OF ANY OF THEM IN CONNECTION WITH THE OFFER, OTHER THAN THE DOCUMENTS ENCLOSED HEREWITH AND THE STATEMENTS CONTAINED THEREIN.

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